Exhibit 99.2

Bloggerwave's Network of U.S. Bloggers Expands to 15,000, Well Ahead of Expectations

MOUNTAIN VIEW, CA--(Marketwire - 05/11/10) - Bloggerwave Inc. ("Bloggerwave") (OTC.BB:BLGW - News), an innovative commercial blogging company, announced today that its network of U.S.-based bloggers has expanded to nearly 15,000 bloggers, well ahead of anticipated growth.

Entering the U.S. market early in 2010, the Company set a goal of 25,000 U.S. bloggers by the end of this year. The rapid growth of interest in commercial blogging by U.S. companies has also led to the development of new features and services that will be available to U.S. companies before mid-June, says Ulrik Thomson, Director of Bloggerwave.

"We have seen substantially increased focus by U.S. companies on the value of commercial blogging, especially among small and midsize companies," Thomsen explained. "In response, we are creating new capabilities with selective advantages and reduced start-up fees to make Bloggerwave effective even for small accounts. We are extremely pleased with the rapid growth of our presence in this market. It makes an excellent complement to the large international accounts we have recently acquired."

About Bloggerwave

Bloggerwave helps its corporate clients harness the power of the Internet by leveraging the power and credibility of blogs to promote products and services. It connects clients directly with thousands of pre-approved bloggers around the globe, giving the bloggers the opportunity to write about and review specific products or services and include a link to the company's website. Once a company is blogged about, it increases its Internet buzz, credibility, site hits, ranking on search engines -and ultimately, its bottom line. Bloggerwave has shot to the top in just three years of operation, achieving status as the No. 1 company of its kind in Europe and 3rd in the U.S. market. Bloggerwave is now focusing on becoming the best among its U.S. competitors. The Company currently has offices in the United States and Europe, and a virtual presence worldwide.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements; projected events in this press release may not occur due to unforeseen circumstances, various factors, and other risks identified in a company's annual report on Form 10-K and other filings made by such company.

For more information about Bloggerwave Inc. visit www.bloggerwaveinc.com